Exhibit 8.1

SUBSIDIARIES OF EROS INTERNATIONAL PLC

Registrant’s consolidated subsidiaries are shown below together with the percentage of voting securities owned as of the date of this filing, and the state or jurisdiction of organization of each subsidiary. The names have been omitted for subsidiaries which, if considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary.

	Date incorporated	Jurisdiction of incorporation or organization	% of voting rights held
Copsale Limited	June 2006	British Virgin Islands	100.00
Eros Australia Pty Limited	June 2006	Australia	100.00
Eros International Films Pvt. Limited	June 2006	India	100.00
Eros International Limited	June 2006	United Kingdom	100.00
Eros International Media Limited	June 2006	India	74.40
Eros International USA Inc	June 2006	United States	100.00
Eros Music Publishing Limited	June 2006	United Kingdom	100.00
Eros Network Limited	June 2006	United Kingdom	100.00
Eros Pacific Limited	June 2006	Fiji	100.00
Eros Worldwide FZ-LLC	June 2006	United Arab Emirates	100.00
Big Screen Entertainment Pvt. Limited	January 2007	India	64.00
Ayngaran International Limited	October 2007	Isle of Man	51.00
Ayngaran International Media Pvt. Limited	October 2007	India	51.00
Ayngaran International UK Limited	October 2007	United Kingdom	51.00
EyeQube Studios Pvt. Limited	January 2008	India	99.99
Acacia Investments Holdings Limited	April 2008	Isle of Man	100.00
Ayngaran Anak Media Pvt. Limited	October 2008	India	51.00
Belvedere Holdings Pte. Ltd.	March 2010	Singapore	100.00
Eros International Pte Ltd.	August 2010	Singapore	100.00
Digicine Pte. Limited	March 2012	Singapore	100.00
Colour Yellow Productions Pvt. Limited	May 2014	India	50.00
Eros Digital FZ LLC	September 2015	United Arab Emirates	100.00
Universal Power Systems Private Limited	August 2015	India	100.00
Eros Digital Limited	July 2016	Isle of Man	100.00
Eros Films Limited	November 2016	Isle of Man	100.00